Exhibit 10.1
*** Confidential Treatment Requested Under 17 C.F.R. Section 240.24b-2

EMPLOYMENT AGREEMENT

ROGER SNOW

 THIS AGREEMENT (the “Agreement”) is made and entered into as of the 20th day of May, 2010, by and between Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Roger Snow (the “Employee”), a resident of the State of Nevada.

RECITALS:

 A.           The Company is in the business of developing, manufacturing, distributing and otherwise commercializing card shufflers, proprietary table games (both live, stimulated and electronic) and related gaming products and services (the “Business”), throughout the world.

 B.           Company and Employee want to create an at-will employment relationship that protects the Company with appropriate confidentiality and non-compete covenants, and compensates the Employee for performing his obligations hereunder.

 C.           The Company and Employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

AGREEMENT

 In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

1.             Employment.  The Company hereby employs Employee as its Executive Vice President (“EVP”) reporting to the Chief Executive Officer of the Company, or his designee.  Employee shall perform the assigned duties of that position, with an emphasis on game and product development.  Subject to the other terms and conditions hereof, Employee’s employment under this Agreement with the Company is for a term of approximately three years and six months (the “Term”), beginning May 20, 2010 (the “Commencement Date”), through October 31, 2013.

2.             Salary, Bonus and Benefits.  Subject to each of the terms and conditions in this agreement, and while employed by the Company as its EVP:

a.
From the Commencement Date and if employed through October 31, 2010, Employee shall be paid a monthly base salary based on an annual base salary of no less than Two Hundred Forty-Nine Thousand One Hundred Dollars ($249,100), paid in the same intervals as other employees of the Company; and if employed through October 31, 2010, Employee will also be eligible to participate in an executive bonus program and/or in an individual performance bonus program, which may include certain compensation clawback provisions, as authorized by the Board of Directors of the Company (the “Board”) for the other senior management executives of the Company for fiscal year 2010, which, for fiscal year 2010, shall have a target bonus of 50% of Employee’s base salary.

b.
After October 31, 2010, Employee will continue to receive an annual base salary of no less than his annual base salary for the immediately prior 12 months of this Agreement, and will also be eligible to participate in an executive bonus program and/or in an individual performance bonus program, which may include certain compensation clawback provisions, as authorized by the Board for the other senior management executives of the Company for fiscal year 2011 and thereafter.

c.
For Fiscal Year 2010, and in consideration for Employee executing and fully adhering to this Agreement and the Non-Competition Agreement, the form of which is attached hereto as Schedule 1 (the "Non-Competition Agreement"), then in the event that the Company’s Fiscal Year 2010 Games' Gross Revenues (as defined below) is equal to the "Threshold Revenue" (as defined in Schedule 2 attached hereto), then Employee shall be issued “x” of the Company's restricted stock units (the "RSUs"), provided Employee is employed on a full-time basis by the Company on the date of the grant (the “Grant Date”).  For each full one percent (1%) of additional Company Fiscal Year 2010 Games' Gross Revenues above the Threshold Revenue, Employee shall be issued additional RSUs equal to 1% of “x”.  Any RSUs issued pursuant to this paragraph 2(c) shall be referred to herein as the “Special Equity” and shall vest at the rate of 25% per year, beginning with the Grant Date and, provided that Employee is employed on a full-time basis by the Company on such Grant Date; and continuing for 3 years thereafter on each successive annual 12-month anniversary date after the Grant Date, provided that, on each such annual anniversary date, Employee is still employed on a full-time basis by the Company, and further provided that Employee has not breached and is not in breach of his Non-Competition Agreement.  The Special Equity grant shall be made at the first regularly scheduled meeting of the Board after Fiscal Year 2010 Games' Gross Revenues have been confirmed and verified by the Company’s auditors, as part of the Company's Form 10-K for Fiscal Year 2010.  The Special Equity shall be issued out of the Shuffle Master, Inc. 2004 Equity Incentive Plan, as amended and restated on January 28, 2009 (the “Plan”). Notwithstanding the above vesting dates, and provided that the Employee has not breached and is not in breach of his Non-Competition Agreement, then, in addition to the above vesting schedule and in lieu of the vesting schedule set forth in the Plan, the Special Equity shall accelerate vest:  i) in the event of the Employee’s death or total disability, either occurring while the Employee was employed, on a full-time basis, by the Company, provided that, Employee has not breached and is not then in breach of his Non-Competition Agreement; and ii) in lieu of the change of control provisions in the Plan, in the event of an actual closing of a change-in-control event of the Company occurring while the Employee was still employed on a full-time basis by the Company, provided that Employee has not breached and is not then in breach of his Non-Competition Agreement.  Fiscal Year 2010 Games' Gross Revenues shall be defined as all revenues received and earned, as determined under and subject to U.S. GAAP, by the Company from the “Games” (as defined in Schedule 2) for Fiscal Year 2010, calculated according and pursuant to U.S. GAAP, less refunds, returns, credits, and other legitimate deductions, reflecting amounts not actually received or earned by the Company.  The calculation of “x” RSUs shall occur by taking Employee’s base cash salary at the time of the Grant Date and dividing it by the closing price of the Company’s stock on the Grant Date.  The Company's agreement to the provisions of this paragraph 2(c) is based on the Company being the lawful owner of each of the Games and the patents associated therewith.  Employee understands and agrees that 10% of the value of the Special Equity provided in this paragraph 2(c) is specifically allocated as independent consideration for the Company’s right to assign the covenants contained in the Non-Competition Agreement.  Any Special Equity granted herein shall be subject to the applicable terms and conditions of any “compensation clawback” policy, which the Company currently has or may thereafter adopt.

d.
Except as modified herein, any equity, including without limitation, the Special Equity, issued at any time to Employee (collectively, the “Equity”) shall vest in accordance with the terms and conditions set forth in the applicable grant by the Board and, as otherwise may be applicable, with any relevant terms and conditions of this Agreement and the Plan, or any subsequent plan, except as modified by the terms and conditions of the applicable grant by the Board, which shall take control over any inconsistent terms of either this Agreement or the Plan.

e.
During the Term, the Company agrees to provide Employee with the same benefits it provides all of the other senior management employees of the Company.  Employee will not, however, be eligible to participate in the Company’s non-executive bonus program.

f.	Except as otherwise set forth herein, Employee’s salary is set in the expectation that Employee’s full professional time during the Term will be devoted to Employee’s duties hereunder.

g.
During Employee’s employment with the Company, the Company will promptly pay or reimburse Employee for reasonable travel and other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties.  Such reimbursement will be in accordance with Company policies in existence from time to time.

h.	Notwithstanding any other provision contained in this Agreement which may be to the contrary:

i)      Employee shall be an employee-at-will with no guaranteed term of employment, and either Employee or the Company shall be entitled to terminate said employment with or without any prior notice, or with or without any cause; and

ii)      Employee is not guaranteed any bonus or Equity (or specific amount thereof) which may be mentioned in this Agreement.

3.             Outside Services or Consulting.  Except as otherwise set forth herein, Employee, during the Term, shall devote Employee’s full professional time and best professional efforts to the Company.  Employee may render other professional or consulting services to other persons or businesses from time to time during the Term, only if Employee meets all of the following requirements:

a.	The services do not interfere in any manner with the Employee’s ability to fulfill all of his duties and obligations to the Company.

b.	The services are not rendered to any person, entity or business which may compete with the Company in any area of the Business and do not otherwise violate paragraph 4 hereof.

c.	The services do not relate to any products or services, which form part of the Business.

d.	Employee informs and obtains the prior written consent of the Chief Executive Officer of the Company.

4.             Non-competition.  The parties agree to and incorporate herein the terms and conditions set forth in the Non-Competition Agreement.

5.             Confidentiality; Inventions.

a.
Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee’s employment with the Company, whether or not during usual work hours.  Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee’s right, title and interest in and to any such inventions, discoveries, software and writings to the Company.  Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee’s employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor’s certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

b.
“Inventions,” as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

c.
Employee understands that all copyrightable work that Employee may create while employed by the Company is a “work made for hire,” and that the Company is the owner of the copyright therein.  Employee hereby assigns all right, title and interest to the copyright therein to the Company.

d.
Employee has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

e.
Employee will not publish or otherwise disclose, either during or after Employee’s employment with the Company, any published or proprietary or confidential information or secret relating to the Company, the Business, the Company’s operations or the Company’s products or services.  Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee’s employment with the Company.  Upon termination of Employee’s employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.  Notwithstanding the foregoing, Employee shall have the right, as reasonably necessary, to retain copies of this Agreement, any employee stock option and restricted stock agreements, any other documents, information or materials related to Employee’s compensation or benefits from the Company (in order to confidentially review such items with Employee’s professional advisors or immediate family members), and any other documents which relate to Employee’s duties or obligations (fiduciary, ethical or otherwise) to the Board or the shareholders.  In addition, and subject to the provisions of paragraph 23 hereof, nothing in this paragraph 5(e) or in paragraph 5(f) below shall be construed to prevent or preclude Employee from responding to legal process or testifying truthfully.

f.
With respect to any confidential information, Employee understands that Employee’s employment with the Company creates a relationship of trust and confidence between Employee and the Company.  Employee understands that Employee may encounter information in the performance of Employee’s duties that is confidential to the Company or its customers.  For the Term hereof, and until the information falls into the public domain, Employee agrees to maintain in confidence all information pertaining to the Business or the Company to which Employee has access including, but not limited to, information relating to the Company’s products, inventions, trade secrets, know how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business.  Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing, or by publication, either during Employee’s employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes generally known in the relevant trade to which it relates without fault on Employee’s part, or as required by law.  Subject to the foregoing, Employee shall have the rights set forth in the final two grammatical sentences of paragraph 5(e) above.  Confidential information shall not include any information in the public domain or otherwise generally available to the public.

g.	Employee has not and will not disclose to the Company any confidential information of a third party.

6.             Termination Without Just Cause or Non-Extension by Company.

a.
Employee’s employment by the Company is “at will;” therefore, subject to the terms and conditions hereof, the Company may terminate Employee’s full-time employment at any time either with or without just cause.  In the event of any termination of Employee’s full-time employment with the Company without just cause, or in the event that Employee’s full-time employment is not extended or renewed by the Company beyond the Term on terms at least as favorable to Employee as Employee is receiving during the last year of the Term, then Employee will remain bound to each of the obligations, terms and conditions set forth in paragraph 5 of this Agreement, and of the Non-Competition Agreement, according to each of their terms and, further, subject to paragraph 25, each one of the following shall apply:

i. Employee shall be paid a severance amount (the “Severance”) equal to eighteen (18) months of his then monthly base salary, paid over a period of thirty-six (36) months from such termination, and paid in equal monthly installments and at the same intervals as other employees of the Company are then being paid their base salaries;

ii. Employee shall continue to receive, during the 36 months from such termination, the same medical and dental insurance (collectively, “Health Insurance”), and any other benefits or insurance coverages which Employee would have received had his employment not been so terminated, or not extended; provided, however, if the Employee is not eligible for said Health Insurance, the Company shall pay the COBRA premiums for continuation coverage during the said 36-month period; further provided that, at Employee’s sole option, during said 36-month period, Employee can elect to also have his spouse covered under said Health Insurance, with the Employee paying the Company the incremental monthly cost which the Company incurs to so cover his spouse;

iii. Employee shall also receive, during the 36-month period from such termination, additional compensation equal to the average annual amount of his cash bonuses (excluding the value of any Equity grants, or any long-term incentive bonuses, but, as for all senior management executives of the Company, including any spot bonuses) which Employee has received over the last full five (5) fiscal years prior to such termination, multiplied by 1.5, also paid over said 36-month period;

iv. During the 36-month period from such termination, Employee shall be available to perform services on a part-time basis (on a guaranteed “no dismissal” basis and not subject to any termination, other than for just cause) for the Company and, subject to Employee’s other professional and/or personal duties or time commitments, shall be reasonably available, by telephone or email, to the then Chief Executive Officer of the Company or his designee; provided, however, that, for the avoidance of doubt, the Employee shall perform services during such 36 month period at a level of no more than 20 percent of the average level of bona fide services the Employee performed over the immediately preceding 36 month period such that the Employee shall have incurred a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations on the date of the Employee’s termination of employment.

b.
For purposes hereof, any of the following acts or events by the Company shall, at Employee’s sole option, constitute a termination without just cause under this paragraph 6:

i. any material breach by Company of this Agreement that is not cured within thirty (30) days after written notice by Employee of such breach.

Notwithstanding the foregoing, for purposes of this Agreement, a termination without just cause shall not be deemed to have occurred unless, after compliance with the terms of this Agreement, Employee leaves his employment within 90 days of the first existence of such event, and further, provided that Employee has provided the Company with notice of the event described above within 30 days of such occurrence, and the Company has failed after 30 days to cure the condition.

c.
In the event that, at the end of the Term, the Company elects not to extend or renew Employee’s full-time employment beyond the Term on terms (excluding the value of any Equity grants, or any long-term incentive bonuses) at least as favorably to Employee as Employee is receiving during the last fiscal year of the Term, then such non-extension or non-renewal shall be deemed and treated as a termination without just cause.  In such case, each of the applicable provisions of paragraph 6(a) shall apply and Employee shall be bound to the provisions of paragraph 5 hereof and of the Non-Competition Agreement for the full 36-month period set forth above.

d.
Employee’s termination of his full-time employment by reason of death or total “Disability” shall not be a termination without just cause under paragraph 6; in either such event, and notwithstanding any other provisions contained herein, however, Employee shall still be entitled upon a termination of such full-time employment by reason of death or Disability to receive:  a lump sum payment of 6 months of his then base salary; the acceleration and immediate vesting of all Equity; and any disability, life insurance, or other benefits to which Employee is entitled.  For purposes of this Agreement, “Disability” shall mean the total disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s long-term disability plan, or, if none, a physical or mental infirmity which impairs Employee’s ability to perform substantially his duties for a period of 180 consecutive days, provided, however, to the extent required for purposes of compliance with Code Section 409A, a disability shall not be deemed to have occurred unless the disability constitutes a “Disability” within the meaning of Code Section 409A.

e.
The Company’s obligations to otherwise make the payments set forth in paragraph 6 and Employee’s right to otherwise receive any payments, compensation, Equity, part-time employment or other benefits as may be set forth in paragraph 6 is contingent upon and subject to Employee executing, concurrently upon the cessation of Employee’s full-time employment with the Company, the Company’s standard form general release (the “Release”), which Release shall:  (a) generally, release the Company, its affiliates, and its officers and representatives from any claims, obligations, losses, damages, acts or omissions, known or unknown, which the Employee has or may have or may have suffered against the Company, excepting only the Company’s obligations under this Agreement, pursuant to and subject to its terms and conditions; and (b) have Employee make certain truthful representations and warranties regarding his employment with the Company.

7.             Early Termination by Company for Just Cause.  No matter what Employee’s position is, the Company may terminate Employee for just cause.  In the event that the Company terminates the Employee for just cause, the Employee will remain bound under the provisions of paragraph 5 hereof and of the Non-Competition Agreement, but will not be entitled to any compensation or benefits following his termination of employment under this Agreement, other than any accrued but unpaid salary or other benefits required by applicable law.  Termination for “just cause” shall include, without limitation (and each of the following shall be deemed non-cumulative):

a.
Material dishonesty as to a matter which is materially injurious to the Company, which act or omission, if curable, is not remedied by the Employee within thirty (30) days following the Board’s specific written notice stating such alleged act or omission;

b.
The commission of an act or omission intended or likely to materially injure the Business or reputation of the Company, which act or omission, if curable, is not remedied by the Employee within thirty (30) days following the Board’s specific written notice stating such alleged act or omission;

c.
A violation or breach of any of the material provisions of this Agreement, including without limitation, paragraph 5 hereof, the Non-Competition Agreement, or of any Company policy or procedure pertaining to ethics, any of which violation, if curable, is not remedied by the Employee within thirty (30) days following the Board’s specific written notice stating such alleged violation;

d.
A determination in good faith by Employee’s direct supervisor that the Employee has failed or refused to perform his duties as assigned by his supervisor or his designee (it being understood that this provision, as well as the same provision in any other senior management executive employment agreements, applies to “material” duties), which failure or refusal, if curable, is not remedied by the Employee within thirty (30) days following the written notice stating such alleged failure;

e.	The commission of an act or an omission which actually or potentially puts at risk any of the Company’s gaming licenses or regulatory approvals;

f.	Any breach of any fiduciary duty owed by Employee to the Company;

g.
Employee’s being accused or convicted of:  (i) any felony; or (ii) any crime or act involving moral turpitude to the extent that, in the reasonable judgment of the Company, the Employee’s credibility or reputation is no longer at an adequate level in order for Employee to positively represent the Company to the public at Employee’s current position; or

h.
The inability or refusal of Employee to be licensed or approved in any jurisdiction by a gaming regulator; or if Employee is denied a gaming license or approval (or any of same is revoked, suspended or conditional) in or by any jurisdiction; or if Employee’s employment with the Company puts at risk any of the Company’s licenses or approvals, or if Employee fails to cooperate with respect to any compliance or regulatory matter.

8.             Voluntary Termination by Employee.

a.
In the event Employee “voluntarily quits” (as defined in and subject to paragraph 8(b)) his employment with the Company, Employee will remain bound under the provisions of paragraph 5 hereof and of the Non-Competition Agreement, for a period of 36 months from such voluntary quit, but will not be entitled to receive any compensation and benefits following his termination of employment except for (and which he shall receive):  any accrued but unpaid salary; any other benefits required by law; and any already vested Equity.

b.
“Voluntary Quit” means an intentional termination by the Employee without pressure by the Company and further provided that, at the time of such “Voluntary Quit”, there was not a material breach of this Agreement by the Company.

9.             Cooperation with Change in Control.  Employee will reasonably cooperate with the Company in the event of a Change in Control.  Change in Control shall be defined as in the Plan.

10.           No Conflicting Agreements.  Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee’s obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

11.           Company Policies.  Except as otherwise set forth herein, during the Term, Employee shall engage in no activity or employment which may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics; provided, however, this paragraph 11 shall not apply in the event of a change of control.

12.           Independent Covenants.  The covenants and agreements on the part of the Employee contained in paragraphs 4 and 5 hereof, and the Non-Competition Agreement, shall be construed as agreements independent of any other provision in this Agreement; thus, it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense or bar to enforcement by the Company of those covenants and agreements.

13.           Injunctive Relief.  In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in either paragraph 5 hereof or in the Non-Competition Agreement would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies; provided, however, that the issue and amount, if any, of damages shall be litigated through arbitration as required by paragraph 20 below.  Employee consents to the issuance of such injunctive relief without the necessity of the Company posting a bond or other security.

14.           Notice.  Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

15.           Entire Agreement.  This Agreement and the Non-Competition Agreement are the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces in its entirety any oral or written existing agreements or understandings between the Company and the Employee relating generally to the same subject matter.  Company and Employee hereby acknowledge that there are no agreements, promises, representations or understandings of any nature, oral or written, regarding Employee’s employment, apart from this Agreement and the Non-Competition Agreement, and Employee acknowledges that no promises, representations or agreements not contained in this Agreement or the Non-Competition Agreement have been made or offered by the Company.  This Agreement and the Non-Competition Agreement supersede all previous discussions, proposals, employment agreements, or offer letters, oral or written, between the Company and the Employee.

16.           Severability.  It is agreed and understood by the parties hereto that if any provision of this Agreement should be determined by an arbitrator or court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances, and the court shall be authorized by the parties to reform this Agreement in the least way necessary in order to make it reasonable and enforceable.

17.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

18.           Heirs, Successors and Assigns. The terms, conditions, obligations, agreements and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, and/or acquirers, including any entity which acquires, merges with, or obtain control of the Company.

19.           Waiver of Breach.  The waiver by either the Company or the Employee of any breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Employee.

20.           Dispute Resolution.  Except for the Company’s right (either pursuant to paragraph 13 hereof or otherwise) to injunctive relief to enforce the provisions of paragraphs 4 and 5 hereof, or the Non-Competition Agreement, the exclusive forum for the resolution of any dispute arising under this Agreement, arising from or in any way related to Employee’s employment or termination hereunder, or any question of interpretation regarding the provisions of this Agreement (other than disputes relative to paragraphs 4 or 5 hereof) shall be resolved by arbitration, to be held in Clark County, Nevada, in accordance with the rules of the American Arbitration Association (“AAA”).  Such arbitration shall be before an arbitrator, chosen in accordance with the rules then in effect of the AAA.  In the event the Employee and Company fails within a reasonable period of time to agree on an arbitrator, the arbitrator shall be chosen by the AAA.  The decision of the arbitrator shall be final, conclusive and binding upon the Company and Employee.

21.           Amendment.  This Agreement may be amended only by a document in writing signed by both the Employee and a Corporate Officer (other than Employee) of the Company, and no course of dealing or conduct of the Company shall constitute a waiver of any of the provisions of this Agreement.

22.           D & O Policy.  During the Term and for the five (5) year period thereafter, the Company shall maintain director and officer liability insurance which shall cover, among others, Employee, and, in connection therewith, Employee shall be entitled to any applicable indemnification and defense cost provisions, if any, as provided for in the Company’s By-Laws or under any applicable director and officer liability insurance policy.  The Company shall also offer employee its standard indemnification agreement.

23.           Non-Disparagement and Cooperation.

a.
At no time (whether during the Term or thereafter) shall Employee disparage or otherwise make any negative comments about the Company, its policies, products, employees or management.  The Company may enforce these non-disparagement provisions by resort to injunctive relief as set forth in paragraph 13, in addition to any other damages that it may be entitled to under this Agreement or otherwise at law.  Notwithstanding the foregoing, nothing in this paragraph 23(a) shall be deemed to preclude Employee from testifying truthfully in any legal proceeding.

b.
Employee agrees to fully cooperate with the Company and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which Employee was involved during Employee's employment with the Company.  Such cooperation shall be subject to the reasonable demands of any subsequent employment undertaken by Employee, and Company shall cover any reasonable out-of-pocket expenses of Employee in so cooperating, excluding, any attorney’s fees incurred by Employee.

c.
In the event Employee is contacted by parties or their legal counsel involved in litigation adverse to the Company or its affiliates, Employee (i) agrees to provide notice of such contact as soon as practicable; and (ii) acknowledges that any communication with or in the presence of legal counsel for the Company (including without limitation the Company's outside legal counsel, the Company's inside legal counsel, and legal counsel of each related or affiliated entity of the Company) shall be privileged to the extent recognized by law and, further, will not do anything to waive such privilege unless and until a court of competent jurisdiction decides that the communication is not privileged.  In the event the existence or scope of the privileged communication is subject to legal challenge, then the Company must either waive the privilege or pursue litigation to protect the privilege at the Company's sole expense.

24.           Limitation on Benefits.

If any payment or benefit received or to be received by Employee (including any payment or benefit received pursuant to any employee stock plan or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 or Section 280G of the Internal Revenue Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the payments and benefits provided hereunder shall be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax (with payments scheduled later in time being reduced first, and those scheduled earlier in time being reduced last), but only if such reduction results in a higher after-tax payment to Employee after taking into account the Excise Tax and any additional taxes Employee would pay if such payments and  benefits were not reduced.

25.           Section 409A Compliance.

a.
This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in a manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Employee. Notwithstanding any other provisions of this Agreement, the Company does not guarantee that payments will be exempt or comply with Section 409A of the Code, nor will the Company indemnify, defend or hold harmless Employee with respect to the tax consequences of any such failure.

b.
It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) and (iii) all amounts set forth in Section 6 shall be payable only upon a termination of the Employee’s employment that constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

c.
Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Employee’s employment with the Company terminates, the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Employee’s “separation from service” with the Company, or, if earlier, the date of the Employee’s death.  Any payments delayed pursuant to this paragraph 25 shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Employee’s death.

d.
To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:	EMPLOYEE:
SHUFFLE MASTER, INC.	ROGER SNOW

By:/s/ PHILLIP C. PECKMAN Phillip C. Peckman, CEO	/s/ ROGER SNOW Roger Snow

Approved:

Compensation Committee

By:/s/ DANIEL M. WADE
            Daniel M. Wade, Chairman

SCHEDULE 1

NON-COMPETITION AGREEMENT

This Non-Competition Agreement is made by and entered into as of the 20th day of May, 2010, by and between Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Roger Snow (the “Employee”), a resident of the State of Nevada.  This Non-Competition Agreement is entered by the parties concurrently with the Employment Agreement and the terms of this Non-Competition Agreement are incorporated therein.

The parties agree as follows:

1.           Employee acknowledges that by virtue of Employee's employment with Company, Employee has and/or will have access to confidential information related to the business and operations of Employer and its subsidiaries, including, without limiting the generality of the foregoing, trade secret or business information of the Company which is not generally known by the general public or others relating to the operations, marketing plans and efforts, sales plans and efforts, pricing strategy, financial information, customer identities, customer prospects and information related to its customers, and information relating to the Company’s current undertakings and planning regarding the development, manufacture, and/or distribution of commercialized card shufflers, proprietary table games (both live, simulated and electronic) and related gaming products and services.  Employee acknowledges that all such information is the property of Company solely and constitutes confidential information; that, the disclosure thereof would cause substantial loss to the goodwill of Company; that disclosure thereof to Employee is being made only because of the position of trust and confidence which Employee occupies or will occupy; and because of Employee's agreement to the restrictions herein contained.  Employee also understands and agrees that his knowledge of these matters would enable him, to compete with Company in a manner unfairly and likely to cause Company irreparable harm.

2.           The terms “Term” and Business” used herein shall have the meanings ascribed to them in the Employment Agreement entered between the parties.

3.           Employee hereby agrees that he shall not, during the Term and for a period of thirty-six (36) months thereafter (the “Non-Compete Period”):

a.
Directly or indirectly own, manage, operate, participate in, consult with or work for any business, which is engaged in the Business anywhere in the world.  Notwithstanding the foregoing, it is understood and agreed that Employee may hold up to one percent (1%) of the shares of any publicly traded company.

b.
Directly or indirectly solicit, call upon, accept business from, or interfere with or diminish the Company’s business relationship with, any individual or entity that was a customer of Company during the course of Employee’s employment with Company with respect to the Business carried on by Company.

c.
Either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit, hire, or divert or attempt to solicit, hire or divert any of the employees, independent contractors, or agents of the Company (or its affiliates or successors) to work for or represent any competitor of the Company (or its affiliates or successors), or to call upon, on behalf of a competitor of or to the Business, any of the customers of the Company (or its affiliates or successors).

d.	Directly or indirectly provide any services to any person, company or entity, which is engaged in the Business anywhere in the world.

e.	Violate any confidentiality obligations to the Company.

4.           Employee agrees that the restrictions set forth herein:

a.	Are reasonable and do not unduly restrict his ability to earn a comparable living.
b.	Are supported by valid consideration described in paragraph 2.c. of the Employment Agreement.
c.	Are of a reasonable temporal scope that is necessary to protect the legitimate business interests of the Company and does not overly burden Employee.
d.
Are of a reasonable geographic scope that is necessary to protect the legitimate business interests of the Company and does not overly burden Employee, notwithstanding that the scope is worldwide, based upon the facts that:  Employee will hold a senior executive level position with the Company exposing him to a substantial amount of confidential and trade secret information belonging to the Company, the Company currently conducts and seeks to conduct business across the United States and in foreign countries; the Company currently conducts business with and/or seeks to conduct business with Internet-based companies.

5.           Company and Employee agree that the rights, obligations, and covenants contained in this Non-Competition Agreement are assignable by Company, and all the covenants contained this Non-Competition Agreement inure to the benefit of and are enforceable by Company’s successors or assigns (whether by virtue of a stock or asset acquisition or merger).  Employee acknowledges and understands that through this provision Company has the right to assign the covenants set forth herein, including those outlined in paragraph 4 herein,  to some entity in the future that is unknown at this time.

6.           Employee agrees that during the Non-Compete Period, he will (1) notify any prospective employer or entity to whom he otherwise proposes to provide goods or services to that he is party to this Non-Competition Agreement and will show such employer, individual or entity a copy of this Non-Competition Agreement; and (2) notify Company, prior to accepting employment with or otherwise agreeing to provide any goods or services to any individual or entity, in writing, of the identify of the prospective employer, individual or entity.  Notice shall be provided pursuant to paragraph 14 of the Employment Agreement.

7.           Employee agrees that the prevailing party in any action seeking to enforce the terms of this Non-Competition Agreement shall be entitled to an award of its attorney’s fees and costs reasonably incurred related to such matter.

8.           The invalidity of all or any part of any section or paragraph of this Non-Competition Agreement shall not render invalid the remainder of this Non-Competition Agreement or any section hereof.  The parties agree that should a Court of competent jurisdiction find any of the covenants set forth herein are unenforceable due to an unreasonable geographic scope, temporal limitation, or otherwise, the Court shall nevertheless enforce the covenants, but only to the extent the Court determines would be reasonable under the law.

9.           No failure or failures on the part of Company to enforce any violation by Employee of this Non-Competition Agreement shall constitute a waiver of Company’s rights thereafter to enforce all of the terms, covenants, provisions and agreements herein contained.

10.         This Non-Competition Agreement shall be interpreted, construed, and enforced in accordance with and governed by the laws of the State of Nevada.

Employee represents that Employee has reviewed all aspects of this Non-Competition Agreement, that Employee has carefully read and fully understands all the provisions of this Non-Competition Agreement, that Employee knowingly and willingly intends to be legally bound by the same, that Employee was given the opportunity to consider the terms of this Non-Competition Agreement and discuss them with Employee’s legal counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the day, month and year first above written.

EMPLOYER:	EMPLOYEE:
SHUFFLE MASTER, INC.	ROGER SNOW

By:/s/ PHILLIP C. PECKMAN Phillip C. Peckman, CEO	/s/ ROGER SNOW Roger Snow

SCHEDULE 2

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